                                                                  EXHIBIT 23.1



               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Incyte Pharmaceuticals, Inc. for the registration of 360,653 shares of its common stock and to the incorporation by reference therein of our report dated January 12, 1998, except for "Principles of Consolidation" in Note 1 and paragraph 3 of Note 7 as to which the date is January 22, 1998 with respect to the consolidated financial statements of Incyte Pharmaceuticals, Inc. included in its Current Report on Form 8-K dated June 12, 1998, for the year ended December 31, 1997, filed with the Securities and Exchange Commission.



                                             ERNST & YOUNG LLP

Palo Alto, California

February 23, 1999